Service Corporation International Announces Lawsuit Settlement

HOUSTON, Feb. 27, 2014 /PRNewswire/ -- Service Corporation International (NYSE: SCI) announced today that it has agreed to settle its lawsuit Scott v. SCI et al.

"We are very pleased to put this litigation behind us," said SCI Spokesperson Lisa Marshall. "While we do not believe the allegations represent the standard of care and service our professionals provide, it is in the best interest of our customer families, our shareholders and our associates that we move forward and focus on the work we do every day, serving families with respect, compassion and transparency."

Under terms of the settlement, SCI denies any wrongdoing and agrees to a global, full and final release of all claims arising out of or in connection with the lawsuit. A settlement fund of $35,250,000 will be established. Various SCI insurance carriers will contribute $25,250,000 to that fund with SCI funding the balance.

Steve Gurnee of Gurnee, Mason and Forestiere and lead attorney for SCI stated, "While we certainly understand that our clients wanted to avoid prolonged litigation, I am disappointed that we did not try this case to a conclusion. I am confident that the facts would have established that Eden Memorial Park did not do anything wrong and would have been fully vindicated."

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2013, we owned and operated 1,644 funeral homes and 514 cemeteries (of which 283 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:

Investors:	Aaron Foley – Managing Director / Assistant Treasurer	(713) 525-9779
Media:	Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066